UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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KIRKLAND’S, INC.

(Name of Registrant as Specified in its Charter)
NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY COPIES, DATED APRIL 24, 2006

KIRKLAND’S, INC.
Robert E. Alderson
Chief Executive Officer
May 4, 2006
Dear Shareholder:
      It is my pleasure to invite you to attend our Annual Meeting of Shareholders. The meeting will be held on June 5, 2006 at 1:00 p.m. Central Time at The Crescent Club, Memphis, Tennessee. The Notice of Annual Meeting and Proxy Statement accompanying this letter describes the business to be conducted at the meeting.
      During the meeting, I will report to you on our operating results and other achievements during fiscal 2005 and on our outlook for fiscal 2006. We welcome this opportunity to have a dialogue with our shareholders and look forward to your comments and questions.
      If you plan to attend the meeting and you hold your shares in registered form and not through a bank, brokerage firm or other nominee, please mark the appropriate box on your proxy card. If you plan to attend and your shares are held by a bank, brokerage firm or other nominee, please send written notification to our Investor Relations Department, Kirkland’s, Inc., 805 North Parkway, Jackson, Tennessee 38305, and enclose evidence of your ownership (such as a letter from the bank, brokerage firm or other nominee confirming your ownership or a bank or brokerage firm account statement). The names of all those indicating they plan to attend will be placed on an admission list held at the registration desk at the entrance to the meeting.
      It is important that your shares be represented at the meeting, regardless of the number you may hold. Whether or not you plan to attend, if you hold your shares in registered form, please sign, date and return your proxy card as soon as possible. If, on the other hand, you hold your shares through a bank, brokerage firm or other nominee, please sign, date and return to your bank, brokerage firm or other nominee the enclosed voting instruction form, or if you prefer, you can vote by telephone or through the Internet in accordance with instructions set forth in the enclosed voting instruction form.
      I look forward to seeing you on June 5.

Sincerely,

PRELIMINARY COPIES, DATED APRIL 24, 2006
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 5, 2006
1:00 p.m. Central Daylight Time
The Crescent Club
6075 Poplar Avenue, Suite 909
Memphis, Tennessee
May 4, 2006
Dear Shareholder:
      You are invited to the Annual Meeting of Shareholders of Kirkland’s, Inc. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

•	Elect three directors, Steven J. Collins, R. Wilson Orr, III, and Gabriel Gomez, each for a term of three years

•	Vote on any other business properly brought before the meeting
      Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card or voting instruction form whether or not you plan to attend the meeting; or if you prefer and if you hold your shares through a bank, brokerage firm or other nominee, please follow the instructions on the enclosed voting instruction form for voting by Internet or by telephone whether or not you plan to attend the meeting in person.

By order of the Board of Directors,

Lowell E. Pugh, II
Vice President,
General Counsel and Secretary

IMPORTANT
      You will not be admitted to the Annual Meeting without proper identification (such as a driver’s license or passport) and either proof of your ownership of Kirkland’s common stock or proof that you hold a valid proxy from a stockholder who held Kirkland’s common stock as of the record date of the Annual Meeting.
      Registration will begin at 12:30 p.m., Central Time. Please allow ample time for check-in. Please bring proper identification and evidence of either your stock ownership or the grant of any valid proxy you hold with you in order to be admitted to the Annual Meeting. If your shares (or the shares of the stockholder who granted you the proxy) are held in the name of a bank, broker, or other nominee holder and you plan to attend the Annual Meeting in person, please bring a copy of your broker statement, the proxy card mailed to you by your bank or broker or other proof of ownership of Kirkland’s common stock (or the equivalent proof of ownership as of the close of business on the record date of the stockholder who granted you the proxy). For information on requirements relating to voting your shares in person at the Annual Meeting, see “Item 1 — Information About Voting” on page 1 of the accompanying proxy statement.
      Cameras, cell phones, recording equipment, and other electronic devices will not be permitted at the meeting.

i

ii

I. INFORMATION ABOUT VOTING
Solicitation of Proxies
      Our Board of Directors is soliciting proxies for use at our Annual Meeting and any adjournments of that meeting. We first mailed this proxy statement, the accompanying form of proxy and our Annual Report to Shareholders for our fiscal year ending January 28, 2006 (“fiscal 2005”) on or about May 4, 2006.
Agenda Items
      The agenda for the Annual Meeting is to:
      1. Elect three directors; and
      2. Conduct other business properly brought before the meeting.
Who Can Vote
      You can vote at the Annual Meeting if you are a holder of our common stock, no par value per share (“Common Stock”), on the record date. The record date is the close of business on April 10, 2006. You will have one vote for each share of Common Stock. As of April 10, 2006 there were 19,570,117 shares of Common Stock outstanding and entitled to vote.
How to Vote

For Shares Held Directly in the Name of the Shareholder
      If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may vote your shares in one of two ways:

•	In Person. If you choose to vote in person, you can come to the Annual Meeting and cast your vote in person; or

•	Voting By Mail. If you choose to vote by mail, complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted in favor of each of the proposals presented at the Annual Meeting.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee
      If you hold your shares through a bank, brokerage firm or other nominee, you may vote your shares in any one of three ways:

•	In Person. If you choose to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee authorizing you to vote at the Annual Meeting. You can then come to the Annual Meeting and cast your vote in person;

•	Voting By Mail. If you choose to vote by mail, complete and return to your bank, brokerage firm or other nominee the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•	Voting By Telephone or Internet. If you choose to vote by telephone or Internet, vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee.
Use of Proxies
      Unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies FOR the nominees for director. We do not now know of any other matters to come before the Annual Meeting. If they do, proxy holders will vote the proxies according to their best judgment.

Broker Non-Votes
      A broker non-vote occurs when banks or brokerage firms holding shares on behalf of a shareholder do not receive voting instructions from the shareholder by a specified date before the Annual Meeting and are not permitted to vote those undirected shares on specified matters under applicable stock exchange rules. It is our understanding that since the only matter being voted upon at the Annual Meeting is the election of directors, which is not among the specified matters that banks and brokerage firms are prohibited from voting undirected shares, there will be no broker non-votes at the Annual Meeting.
Revoking a Proxy or Changing Your Vote

For Shares Held Directly in the Name of the Shareholder
      If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Submitting a later-dated proxy by mail;

•	Sending a written notice to the Secretary of Kirkland’s. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Annual Meeting to:

Kirkland’s, Inc. 805 N. Parkway Jackson, TN 38305 Attention: Lowell E. Pugh, II Vice President, General Counsel and Secretary
      ; or

•	Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered proxy.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee
      If you hold your shares through a bank, brokerage firm or other nominee, you may change your vote at any time by:

•	Submitting a later-dated voting instruction form by mail to your bank, brokerage firm or other nominee;

•	Submitting a later-dated telephone or Internet vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•	Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your voting instructions to your bank, brokerage firm or other nominee. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered voting instructions. In order, however, to vote your shares at the Annual Meeting, you must obtain a legal proxy, executed in your favor, from your bank, brokerage firm or other nominee to be able to vote at the Annual Meeting.
Quorum Requirement
      We need a quorum of shareholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the Annual Meeting either attend the Annual Meeting in person or are represented by proxy. Broker non-votes and votes withheld are counted as present for the purpose of establishing a quorum.

Vote Required for Action
      Directors are elected by a plurality vote of shares present in person or represented by proxy at the Annual Meeting. Other actions are approved if the votes cast in favor of the action exceed the votes cast opposing the action, unless the question is one upon which a larger or different vote is required by express provision of law or by our charter or bylaws. Shares represented by proxies which withhold authority to vote will not be counted in the election of directors in favor of any nominee. IN THE ABSENCE OF SPECIFIC DIRECTION, SHARES REPRESENTED BY A PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES NOMINATED BY THE COMPANY.
Shareholder Nominations of Director Candidates
      Vardon Capital Management, LLC, the holder of 1,853,075 shares of our common stock, has notified us that it intends to nominate William R. Fields and Gary Vineberg as candidates for election to the Board of Directors at the Annual Meeting. In accordance with procedures set forth in our bylaws, Vardon submitted information to us in support of their nominations, and accordingly, Vardon is entitled to nominate them as candidates to run for election to the Board at the Annual Meeting. If Vardon makes these nominations at the Annual Meeting, Vardon’s nominees would be running against the Company’s three nominees (discussed in Item II below) for the three director seats available in Class I for a term expiring at the 2009 Annual Meeting. Because directors are elected by a plurality vote, the three director nominees with the largest number of votes will be elected as directors at the Annual Meeting.
      Vardon also requested that the Board’s Governance and Nominating Committee consider Vardon’s candidates as Company nominees for election at the Annual Meeting. After due deliberation, the Governance and Nominating Committee recommended that the Board not nominate Vardon’s nominees as Company nominees.
II. THE PROPOSAL TO BE VOTED ON — ELECTION OF DIRECTORS
      Our Board of Directors consists of three classes of directors, each consisting of three directors. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. Currently, there are seven incumbent directors, consisting of two in Class I whose terms will expire at the Annual Meeting, two in Class II whose terms will expire at the 2007 Annual Meeting, and three in Class III whose terms will expire at the 2008 Annual Meeting. As of May 1, 2006, effective upon the resignation of Reynolds C. Faulkner, Class II will include one vacancy which, according to our By-laws, may be filled by a vote of the Board of Directors with a director for a term expiring at the 2007 Annual Meeting. The term for the three Class I directors to be elected at the Annual Meeting will expire at the 2009 Annual Meeting.
      The nominees for director this year are Steven J. Collins, R. Wilson Orr, III and Gabriel Gomez. Information about the nominees, the continuing directors and the Board of Directors is contained in the next section of this proxy statement entitled “Board of Directors.”
      The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced.
      The Board of Directors recommends a vote FOR the election of Steven J. Collins, R. Wilson Orr, III, and Gabriel Gomez.

III. BOARD OF DIRECTORS
Nominees for Director

Class I — Term Expiring in 2009
Steven J. Collins
      Principal Occupation: Principal of Advent International, a private equity investment firm.
      Age: 37
      Director Since: 2004
      Mr. Collins has been a director of Kirkland’s, Inc. since November 2004. Since 2000, he has been a Principal with Advent International, one of our principal shareholders. Mr. Collins was at Harvard Business School from 1998 to 2000, where he earned an MBA. Before earning his MBA, Mr. Collins served as Kirkland’s Chief Financial Officer from January 1997 to January 1998 and as its Treasurer from January 1998 to December 1998. Before joining Kirkland’s, Mr. Collins was an Associate at Advent International from 1995 to 1997.
R. Wilson Orr, III
      Principal Occupation: Chairman of the Board of Kirkland’s; General Partner of SSM Partners, a private equity investment firm, and a principal of SSM Corporation, a shareholder of Kirkland’s.
      Age: 43
      Director Since: 1996
      Mr. Orr has been Chairman of our Board of Directors since March 2006. Since 1993, Mr. Orr has been a general partner of SSM Partners, a private equity investment firm, and a principal of SSM Corporation, a shareholder of Kirkland’s. He joined SSM Corporation in 1988 as a Vice President. From 1984 to 1988, he worked in corporate lending at Chemical Bank.
Gabriel Gomez
      Principal Occupation: Principal of Advent International, a private equity investment firm.
      Age: 40
      Mr. Gomez is not yet a director of Kirkland’s. Mr. Gomez was recommended to our Board’s Governance and Nominating Committee by Advent International, a significant shareholder of the Company, and the Governance and Nominating Committee has nominated Mr. Gomez to stand for election to the Board as a Company nominee at the Annual Meeting.
      Since 2004, Mr. Gomez has been a Principal with Advent International, one of our principal shareholders. Before joining Advent, he spent three years with the private equity firm Summit Partners and four years with the investment bank Bowles Hollowell Connor. Prior to that, Mr. Gomez served over eight years in the U.S. Navy as a Navy SEAL Commander and as a Navy Pilot. He received a BS in Systems Engineering from the U.S. Naval Academy in 1987 and an MBA from Harvard Business School in 1997.

Directors Continuing in Office

Class II — Term Expiring in 2007
Murray M. Spain
      Principal Occupation: President and co-founder of World Wide Basics, an importer of general merchandise.
      Age: 62
      Director Since: 2001
      In September 2000, Mr. Spain co-founded World Wide Basics, an importer of general merchandise, and has served as its President since inception. Prior to this, he was the co-founder of Dollar Express, Inc. and acted as its President and Chief Operating Officer from its inception in 1961 until May 2000, when Dollar Express merged with Dollar Tree Stores, Inc. At that time, Dollar Express was a chain of 126 retail stores in five states.
Ralph T. Parks
      Principal Occupation: President of RT Parks, Inc., a retailer of New Balance® footwear and apparel.
      Age: 60
      Director Since: 2004
      Mr. Parks retired in 1999 after a 34-year career in the retail industry, including eight years as Chief Executive Officer of Footaction, USA, an athletic footwear and apparel retailer. Since 2002, he has served as President of RT Parks, Inc., a retailer of New Balance® footwear and apparel. Mr. Parks also serves on the board of directors of Hibbett Sporting Goods.

Class III — Term Expiring in 2008
Robert E. Alderson
      Principal Occupation: Chief Executive Officer of Kirkland’s
      Age: 59
      Director Since: 1986
      Mr. Alderson has been a Director of Kirkland’s since September 1986 and has been Chief Executive Officer of Kirkland’s since February 2006. He served as President of Kirkland’s from February 2006 to March 2006 and as President from November 1997 to May 2005 and Chief Executive Officer from March 2001 to May 2005. He also served as Chief Operating Officer of Kirkland’s from November 1997 through March 2001 and as Senior Vice President of Kirkland’s since joining in 1986 through November 1997. He also served as Chief Administrative Officer of Kirkland’s from 1986 to 1997. Prior to joining Kirkland’s, Mr. Alderson was a senior partner at the law firm of Menzies, Rainey, Kizer & Alderson.
Carl Kirkland
      Principal Occupation: Retired Founder of Kirkland’s, Inc.
      Age: 65
      Director Since: 1966
      Mr. Kirkland has served as a director of the Company since he co-founded Kirkland’s in 1966 and he served as Chief Executive Officer from 1966 through March 2001 and President from 1966 through November 1997. Mr. Kirkland also served as Chairman of the Board from June 1996 to November 2004, at which time he was elected as Chairman Emeritus. He has over 30 years of experience in the retail industry. Mr. Kirkland also serves on the board of directors of Hibbett Sporting Goods, Inc.

David M. Mussafer
      Principal Occupation: Managing Director of Advent International, a private equity investment firm.
      Age: 42
      Director Since: 1996
      Mr. Mussafer has been a Director of Kirkland’s since June 1996. Mr. Mussafer is currently a Managing Director of Advent International, one of our principal shareholders, and is responsible for Advent’s North American private equity operations. Mr. Mussafer joined Advent in 1991 and has been a principal of the firm since 1993. Prior to joining Advent, Mr. Mussafer worked in corporate lending at Chemical Bank from 1985 to 1988.
IV. INFORMATION ABOUT THE BOARD OF DIRECTORS
Meetings
      During fiscal 2005, the Board of Directors held eight regular and special meetings. All incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which they served. While the Company encourages all members of the Board of Directors to attend annual meetings of the Company’s shareholders, there is no formal policy as to their attendance. Two members of the Board of Directors attended the 2005 annual meeting of shareholders.
Independence
      Consistent with the listing standards of The Nasdaq Stock Market (“Nasdaq”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. After review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that a majority of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards. The Company’s independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.
Shareholder Communications
      The Board of Directors provides a process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors of Kirkland’s, Inc., 805 N. Parkway, Jackson, TN 38305. The Company will forward all mail received at the Company’s corporate office that is addressed to the Board of Directors or any member of the Board. On a periodic basis, all such communications will be compiled by the Secretary of the Company and submitted to the Board of Directors or the specific Board member to whom the communications are addressed.
Committees
      The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.
Audit Committee
      The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee. A copy of this charter is attached to this proxy statement as Appendix A and is available at

www.kirklands.com by clicking on “Investor Relations” and then clicking on “Corporate Governance.” The principal duties of the Audit Committee, among other things, are to:

•	Review and reassess the adequacy of the Audit Committee and its charter not less than annually and recommend any proposed changes to the Board for consideration and approval

•	Review with management and the Company’s independent public accountants the Company’s audited financial statements and related footnotes, and the clarity of the disclosures in the financial statements

•	Meet periodically with management and the Company’s independent public accountants to review the Company’s major financial risk exposures and the steps taken to monitor and control such exposures

•	Review and discuss quarterly reports from the Company’s independent public accountants regarding all critical accounting policies and practices to be used

•	Obtain from the Company’s independent public accountants their recommendation regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and the correction of controls deemed to be deficient

•	Pre-approve all auditing services and permitted non-audit services (including the fees for such services and terms thereof) to be performed for the Company by its independent public accountants

•	Adopt procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters

•	Review and approve any transactions between the Company and related parties
      Members: Mr. Orr (Chairman), Mr. Parks, and Mr. Spain. All of the members of the Audit Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the Securities and Exchange Commission (the “SEC”).
      The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in the SEC’s rules and regulations. However, the Board of Directors believes that each of the members of the Audit Committee has demonstrated that he is able to read and understand fundamental financial statements, including the Company’s balance sheets, statements of operations and statements of cash flow. As the Board of Directors believes that the current members of the Audit Committee are qualified to carry out all of the duties and responsibilities of the Company’s Audit Committee, the Board does not believe that it is necessary at this time to actively search for an outside person to serve on the Board of Directors who would qualify as an audit committee financial expert.
      Number of Meetings in fiscal 2005:  7
Compensation Committee
      The Board of Directors has adopted a written charter that outlines the duties of the Compensation Committee. A copy of this charter is available at www.kirklands.com by clicking on “Investor Relations” and then clicking on “Corporate Governance.” The principal duties of the Compensation Committee, among other things, are to:

•	Review and recommend to the Board the annual salary, bonus, stock compensation and other benefits, direct and indirect, of the Company’s executive officers, including the Chief Executive Officer

•	Review and recommend to the Board new executive compensation programs

•	Establish and periodically review policies for the administration of executive compensation programs

•	Review and recommend to the Board the terms of any employment agreement executed by the Company with an executive officer of the Company

•	Review and recommend to the Board the appropriate structure and amount of compensation for the Directors

•	Review and approve material changes in the Company’s employee benefit plans
      Members: Mr. Mussafer (Chairman), Mr. Spain and Mr. Orr. All of the members of the Compensation Committee are “independent” as defined by the applicable rules and regulations of Nasdaq.
      Number of Meetings in fiscal 2005:  3
Governance and Nominating Committee
      The Board of Directors has adopted a written charter that outlines the duties of the Governance and Nominating Committee. A copy of this charter is available at www.kirklands.com by clicking on “Investor Relations” and then clicking on “Corporate Governance.” The principal duties of the Governance and Nominating Committee, among other things, are to:

•	Review and make recommendations on the range of skills and expertise which should be represented on the Board, and the eligibility criteria for individual Board and committee membership

•	Identify and recommend potential candidates for election or re-election to the Board

•	Implement a policy and procedures with regard to the consideration of any director candidates recommended by security holders

•	Review and recommend to the Board the appropriate structure of Board committees, committee assignments and the position of chairman of each committee
      Members: Mr. Parks (Chairman), Mr. Mussafer, Mr. Orr and Mr. Spain. All of the members of the Governance and Nominating Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.
      The Governance and Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its shareholders. The Governance and Nominating Committee will consider nominees for election to the Board of Directors that are recommended by shareholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in compliance with the procedures outlined on page 22 under the heading “Shareholder Proposals for the 2007 Annual Meeting.” The Governance and Nominating Committee applies the same criteria to nominees recommended by shareholders as discussed above.
      Number of Meetings in fiscal 2005:  1
Board of Directors Compensation

Retainer and Fees for Employee Directors
      Any director who is also one of our employees does not receive any additional compensation for his or her service as a director of Kirkland’s.

Retainer and Fees for Non-employee Directors
      Cash Compensation. Each director who is not also one of our employees is paid an annual retainer of $20,000, as well as $1,000 for each board meeting attended in person. In addition to the foregoing retainer and meeting fees, our non-employee Chairman of the Board is entitled to receive an additional annual retainer of $30,000.
      Equity Compensation. Each non-employee director receives an annual grant of a fully-vested, non-qualified stock option to purchase 5,000 shares of Common Stock. In addition, our non-employee Chairman of the Board received a one-time grant of a fully-vested, non-qualified stock option to purchase 10,000 shares of Common Stock upon his initial election as Chairman. The exercise price of each grant will be the fair market value of Common Stock and will be exercisable up to 10 years from the date granted.
      Board Committees. Each non-employee director who is a member of our Audit Committee is paid an annual retainer of $2,000 and the Chairman of the Audit Committee is paid an additional annual retainer of $2,500. Each non-employee director who is a member of our Compensation Committee is paid an annual retainer of $1,000 and the Chairman of the Compensation Committee is paid an additional annual retainer of $1,000. Each non-employee director who is a member of the Governance and Nominating Committee is paid an annual retainer of $500 and the Chairman of the Governance and Nominating Committee is paid an additional retainer of $500. Each non-employee director who is a member of the Audit Committee and the Compensation Committee also receives an additional $500 for each committee meeting attended in person.

V. SECURITY OWNERSHIP OF KIRKLAND’S
Ownership of Management and Certain Beneficial Owners
      The following table shows, as of April 10, 2006, the number of shares of Common Stock beneficially owned by:

•	each beneficial owner of more than five percent of our outstanding Common Stock;

•	each of our directors and Company nominees for director;

•	our Chief Executive Officer;

•	each of our other current and former executive officers listed in the Summary Compensation Table on page 13 below; and

•	all of our current directors and executive officers as a group.

	Shares Beneficially
	Owned

Name	Number	Percent

Advent International Group (1)	6,306,407	32.2%
75 State Street
Boston, MA 02109
Endowment Capital (2)	2,828,294	14.5%
1105 North Market Street, 15th floor
Wilmington, DE 19801
Vardon Capital (3)	1,853,075	9.5%
120 West 45th Street, 17th floor,
New York, NY 10036
Robert Walker (4)	1,401,865	7.2%
c/o Kirkland’s, Inc.
805 N. Parkway
Jackson, TN 38305
Robert E. Alderson (5)	748,316	3.8%
Dwayne F. Cochran (6)	41,663	*
Steven J. Collins (7)	20,146	*
Reynolds C. Faulkner (8)	200,509	1%
Carl Kirkland (9)	1,434,016	7.3%
Jack E. Lewis	—	*
David M. Mussafer (10)	6,326,407	32.3%
c/o Advent International Corporation
75 State Street
Boston, MA 02109
R. Wilson Orr, III (11)	40,614	*
Ralph T. Parks (12)	7,500	*
Murray M. Spain (13)	25,000	*
Gabriel Gomez	—	*
All executive officers and directors as a group (10 persons) (14)	8,844,171	44.5%

*	Less than one percent of class

(1)	Includes 4,637,770 shares of Common Stock held by Global Private Equity Group II Limited Partnership, 1,509,589 shares of Common Stock held by Advent Direct Investment Program Limited Partnership and 159,048 shares of Common Stock held by Advent Partners Limited Partnership (collectively, the “Advent Funds”). David M. Mussafer, one of our directors, is an affiliate of each of these partnerships.

(2)	Information with respect to beneficial ownership is based on a Schedule 13D filed with the SEC on March 3, 2006.

(3)	Information with respect to beneficial ownership is based on a Schedule 13D/ A filed with the SEC on March 9, 2006.

(4)	Robert Walker is the trustee of the three grantor retained annuity trusts for the benefit of Carl Kirkland’s family members, and as a result, Mr. Walker may be deemed to beneficially own the shares held by the trusts. Mr. Walker disclaims beneficial ownership of these shares.

(5)	Includes an option to purchase 137,457 shares of Common Stock held by Mr. Alderson.

(6)	Includes options to purchase 41,663 shares of Common Stock held by Mr. Cochran.

(7)	Includes options to purchase 7,500 shares of Common Stock held by Mr. Collins.

(8)	Includes 180,509 shares of Common Stock held jointly with Mr. Faulkner’s wife and options to purchase 20,000 shares of Common Stock.

(9)	Includes 110,186 shares of Common Stock held in trusts in which Mr. Kirkland is the trustee. Mr. Kirkland disclaims beneficial ownership of these shares.

(10)	Includes options to purchase 20,000 shares of Common Stock held by Mr. Mussafer. In its capacity as the manager of funds affiliated with Advent International Group, Advent International Corporation exercises sole voting and investment power with respect to the 6,306,407 shares of Common Stock beneficially owned by the Advent Funds and, accordingly, Advent International Group may be deemed to beneficially own such shares. As a result, Mr. Mussafer, one of our directors and a Managing Director of Advent International Corporation, may be deemed to beneficially own these shares. Mr. Mussafer disclaims beneficial ownership of all shares held by the Advent Funds other than the 13,494 shares that are indirectly beneficially owned by Mr. Mussafer.

(11)	Includes options to purchase 30,000 shares of Common Stock held by Mr. Orr. Mr. Orr may be deemed to beneficially own 883 shares of Common Stock held by SSM Corporation. Mr. Orr, one of our directors, is a principal of SSM Corporation.

(12)	Includes options to purchase 7,500 shares of Common Stock held by Mr. Parks.

(13)	Includes options to purchase 20,000 shares of Common Stock held by Mr. Spain.

(14)	Includes options to purchase 284,120 shares of Common Stock.

Shareholder Return Performance Presentation
      The graph that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended (“Exchange Act”), notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we incorporate such graph by specific reference. The following Shareholder Return Performance Graph compares the cumulative return on our Common Stock for the period from July 11, 2002 (the date our Common Stock commenced trading on the Nasdaq National Market) to January 28, 2006 (the date our 2005 fiscal year ended), with The Nasdaq Stock Market (U.S.) Index and The Nasdaq Retail Trade Index. The comparison assumes $100 was invested on July 11, 2002 in our Common Stock and in each of the Indices and assumes reinvestment of dividends.
COMPARISON OF 42 MONTH CUMULATIVE TOTAL RETURN*
AMONG KIRKLAND’S, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ RETAIL TRADE INDEX

*	$100 invested on 7/11/02 in stock or on 6/30/02 in index-including reinvestment of dividends. Fiscal year ending January 31.

VI. EXECUTIVE COMPENSATION
      The following tables show all compensation earned by our Chief Executive Officer and each of our four other most highly compensated executive officers for each of the last three fiscal years.
Summary Compensation Table

					Long-term
					Compensation

	Annual Compensation				Awards

				Other Annual	Securities		All Other
	Fiscal	Salary	Bonus	Compensation	Underlying		Compensation
Name and Principal Position	Year	($)	($)	($)	Options (#)		($)

Robert E. Alderson (1)	2005	346,500	30,000	—	—		15,875	(2)
Chief Executive Officer	2004	322,200	150,000	—	—		8,898
	2003	316,575	127,575	—	—		4,330
Jack E. Lewis (3)	2005	243,132	250,000		200,000	(3)	—
Former President and Chief Executive Officer
Reynolds C. Faulkner (4)	2005	300,000	30,000	—	—		18,193	(5)
Former Executive Vice	2004	269,700	164,727	—	—		6,834
President and Chief Financial	2003	265,012	100,905	—	20,000		6,751
Officer
Dwayne F. Cochran (6)	2005	300,000	30,000	—	—		—
Executive Vice President of	2004	69,231	73,460	—	100,000		52,170
Store Operations

(1)	Mr. Alderson served as our President and Chief Executive Officer until the appointment of Mr. Lewis on May 31, 2005. Mr. Alderson was reappointed President and Chief Executive Officer upon Mr. Lewis’ termination on February 8, 2006.

(2)	Includes (i) $2,308 for employer matching contributions under the Kirkland’s, Inc. Retirement Plan (“401(k) Plan”); (ii) $945 for life insurance premiums; and (iii) $12,622 for employer matching contributions under Kirkland’s, Inc. Deferred Compensation Plan.

(3)	Mr. Lewis joined the Company as our President and Chief Executive Officer on May 31, 2005. Mr. Lewis’ employment with the Company terminated on February 8, 2006, at which time his stock options were forfeited.

(4)	Mr. Faulkner’s employment with the Company terminated on April 30, 2006.

(5)	Includes (i) $2,615 for employer matching contributions under the 401(k) Plan; (ii) $4,251 for life insurance premiums, and (iii) $11,327 for employer matching contributions under Kirkland’s, Inc. Deferred Compensation Plan.

(6)	Mr. Cochran joined the Company as our Executive Vice President of Store Operations in October 2004.
Option Grants in Fiscal 2005
      The following table sets forth certain information regarding options for the purchase of Common Stock that were awarded and issued to the officers named in the Summary Compensation Table during fiscal 2005.

Potential Realizable
			Percent of			Value at Assumed
	Number of		Total			Annual Rates of Stock
	Shares		Options			Price Appreciation for
	Underlying		Granted to	Exercise or		Option Term
	Options		Employees in	Base Price	Expiration
Name	Granted (#)		Fiscal 2005	($/Sh)	Date	5% ($)	10% ($)

Robert E. Alderson	—		—	—	—	—	—
Jack E. Lewis	200,000	(1)	37.4%	$8.89	6/1/2015	$1,118,175	$2,833,674
Reynolds C. Faulkner	—		—	—	—	—	—
Dwayne F. Cochran	—		—	—	—	—	—

(1)	These options were forfeited in connection with the termination of Mr. Lewis’ employment with us in February 2006.

Aggregated Option Exercises in Fiscal 2005 and Year-End Option Values
      Shown below is information with respect to options to purchase Common Stock exercised in fiscal 2005 by the officers named in the Summary Compensation Table and the value of the unexercised options held by them at January 28, 2006.

				Value of Unexercised
			Number of Securities	in the Money
	Shares		Underlying Unexercised	Options at
	Acquired on	Value	Options at January 28, 2006	January 28, 2006
	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
Name	(#)	($)	(#)	($)

Robert E. Alderson	—	—	137,457/—	$619,931
Jack E. Lewis	—	—	—/200,000 (1)	—/—
Reynolds C. Faulkner	—	—	74,983/—	$274,973
Dwayne F. Cochran	—	—	33,330/ 66,670	—/—

(1)	These options were forfeited in connection with the termination of Mr. Lewis’ employment with us in February 2006.
Report of the Compensation Committee on Executive Compensation
      The Report of the Compensation Committee on Executive Compensation that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference except to the extent we incorporate such Report by specific reference.
      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

General
      The Compensation Committee develops and implements compensation policies, plans and programs for Kirkland’s. The Compensation Committee of the Board of Directors currently consists of David M. Mussafer (Chairman), Murray M. Spain and R. Wilson Orr, III.
      The Company’s compensation package for its Chief Executive Officer and the other executive officers consists of base salary and variable incentive compensation, consisting of two parts: a cash bonus and equity incentives.

Base Salary
      The Board has established an annual salary plan and policy for the Company’s executive officers based in part on industry and peer group data. The base salary component of executive compensation includes compensation for discharging job responsibilities and reflects the executive officer’s performance over time. Individual salary adjustments take into account Kirkland’s salary increase guidelines for the fiscal year and individual performance contributions for the fiscal year, as well as sustained performance contributions over a number of years and significant changes in job responsibilities, if any.
      Entering fiscal 2005, our Chief Executive Officer was Robert Alderson. Based on the factors described above, the Compensation Committee determined to increase Mr. Alderson’s base salary by 10% for fiscal 2005, while the Company’s other executive officers received base salary increases ranging from zero to two percent. In May 2005, the Company hired Jack Lewis as Chief Executive Officer, while Mr. Alderson continued on as Chairman of the Board and continued to serve in an executive capacity in the areas of real estate and store operations. The annual base salary and other compensation terms for Mr. Lewis were determined on the basis of negotiation, taking into account industry and peer group data, as well as Mr. Lewis’ prior compensation experience. Mr. Lewis’ employment with the Company was terminated in February 2006, at which time Mr. Alderson was appointed as Chief Executive Officer, with no change in his base salary level.

Bonus
      The annual bonus component for executive officers, including Kirkland’s Chief Executive Officer, is subject to the discretion of the Compensation Committee. In exercising that discretion, the Compensation Committee has established officer-specific bonus criteria based upon the following three components: 50% of the bonus is determined based upon Kirkland’s financial performance, 40% is based upon individual business goals and 10% is at the discretion of the Compensation Committee. In addition, each executive officer is eligible to receive an additional bonus payment in the event that certain financial performance targets are exceeded.
      The Compensation Committee’s policy is to set the specific target criteria for bonus awards on or before April 30 of each calendar year. Final bonus payments are determined and paid no later than April 15 of the following calendar year. The Compensation Committee’s policy is to set the specific target criteria for bonus awards on or before April 30 of each calendar year. Final bonus payments are determined and paid no later than April 15 of the following calendar year. In April 2005, the Committee determined that certain executive officers had achieved their personal performance goals for fiscal 2005 so as to entitle them to a portion of their total bonus potential under their respective employment agreements. Based on the Committee’s review, the Compensation Committee recommended that the Board of Directors approve a fiscal 2005 bonus for the Chief Executive Officer in the amount of $30,000. The Committee also recommended that the Board of Directors approve a fiscal 2005 bonus for two other executive officers. Mr. Lewis, who served as Chief Executive Officer during a portion of fiscal 2005, received a bonus of $250,000 for fiscal 2005 pursuant to the requirements of his employment agreement.

Stock Options, Restricted Stock and Stock Appreciation Rights
      The Compensation Committee established guidelines for management to use for recommending grants of stock options, restricted stock and stock appreciation rights under Kirkland’s 2002 Equity Incentive Plan. These guidelines include the following criteria for annual grants: (1) in recognition of increased job responsibilities in connection with a promotion, (2) in recognition for outstanding individual performance significantly exceeding expected levels and (3) new grants to newly hired senior employees. However, it is the Compensation Committee’s belief that annual grants should not become simply an across the board issuance done on an annual basis without meeting one of the three criteria listed above. In fiscal 2005, no option grants were made to the Chief Executive Officer or any other executive officers other than Jack E. Lewis. Mr. Lewis, who served as Chief Executive Officer for a portion of fiscal 2005, received an option grant in connection with his May 2005 hiring as the Company’s President and Chief Executive Officer. All of these options were forfeited in connection with the termination of Mr. Lewis’ employment in February 2006.
The Compensation Committee
David M. Mussafer
Murray M. Spain
R. Wilson Orr, III
Compensation Committee Interlocks and Insider Participation
      None of the members of the Compensation Committee has ever served as an officer or employee of Kirkland’s.

Employment Agreements

Robert E. Alderson
      We have entered into an Employment Agreement with Mr. Alderson, the term of which will expire on June 1, 2006. The agreement provided for automatic successive one-year extensions unless notice of non-renewal were provided by either party, and the Company gave notice of non-renewal in February 2006. The terms of his Employment Agreement are summarized below. Mr. Alderson’s employment as the Company’s Chief Executive Officer will continue after June 1, 2006 on an at-will basis, subject to a letter agreement with the Company, the terms of which are also summarized below.
      Under his Employment Agreement, Mr. Alderson’s base salary was required to be reviewed annually by the Compensation Committee and may be increased from time to time (but not less than 5% per year) in the committee’s discretion. Mr. Alderson was eligible to receive an annual bonus of up to 100% of his base salary, with the actual amount of the annual bonus being determined by the Compensation Committee based on the achievement of personal and/or corporate performance goals specified by the committee. Mr. Alderson was also entitled to a monthly automobile allowance and supplemental life insurance that would pay a benefit of $500,000 upon his death.
      Under his Employment Agreement, if Mr. Alderson’s employment is terminated by the Company without cause or if he resigns his employment for specified reasons, then subject to his execution of a release of claims against us, he will be entitled to monthly severance payments equal to 1/12th his annual salary for 24 months, as well as continued health benefits for up to 24 months.
      Mr. Alderson remains subject to non-competition and non-solicitation covenants during his employment and for a period of three years following any cessation of his employment.

Catherine A. David
      In connection with the appointment of Cathy David as President and Chief Operating Officer of the Company, on March 20, 2006, we entered into an Employment Agreement, effective as of March 22, 2006, with Ms. David. The terms of that agreement are summarized below.
      Ms. David’s annual base salary is $400,000, and she received a signing bonus of $100,000. Beginning in fiscal 2006, Ms. David’s target annual bonus opportunity will be $400,000, with $200,000 of such first year’s bonus being guaranteed. After the first year, Ms. David will be eligible for an annual bonus in an amount determined by the Compensation Committee. Ms. David is also entitled to a car allowance of $1,000 per month and use of a Company apartment in Jackson.
      Ms. David received specified restricted stock and restricted stock unit grants, including a grant of 150,000 shares of restricted stock. The restrictions on this stock will lapse and the stock will fully vest on the fifth anniversary of her employment with the Company. Furthermore, the vesting of 75,000 shares of this grant will be accelerated if the Company files an SEC Form 10-K reporting earnings per share of $0.75 per share or more. Also, the vesting of a portion of the restricted stock will accelerate in the event of a Change in Control (as defined in our 2002 Equity Incentive Plan); the applicable portion will be determined by multiplying the portion of the grant that is not then otherwise vested by the fraction of the five year period following the date of grant that has transpired by the time of the Change in Control. Ms. David also received a restricted stock unit grant of 100,000 shares. Under the restricted stock unit grant, we will issue to Ms. David 100,000 shares of common stock if prior to May 24, 2012: (i) we file an SEC Form 10-K reporting earnings per share of $1.25 per share or more; or (ii) we experience a Change in Control. In all cases, vesting of the above-described awards is conditioned on Ms. David’s continued employment through the applicable vesting date.
      We will also make available to Ms. David other benefits that are generally made available by the Company to our senior officers.
      If Ms. David’s employment is terminated without cause or in the event that she resigns for “good reason” (as defined in the agreement), then subject to her execution of a release, she will be entitled to severance benefits consisting of the continuation of her base salary and health insurance for a period of one year following the termination of her employment, (or, if less, until she obtains new employment).
      We have also entered into a Restrictive Covenant Agreement with Ms. David, which provides that Ms. David will be subject to confidentiality and non-solicitation covenants. The confidentiality covenants survive the termination of Ms. David’s employment with us. The non-solicitation covenant continues for the duration of Ms. David’s employment with us and for a period of two years thereafter.

Carl Kirkland
      We have entered into an Employment Agreement with Mr. Kirkland, the term of which will expire on June 1, 2006. The agreement provided for automatic successive one-year extensions unless notice of non-renewal were provided by either party, and the Company gave notice of non-renewal in February 2006. The terms of that agreement are summarized below.
      Mr. Kirkland’s base salary was required to be reviewed annually by the Compensation Committee and may be increased from time to time (but not less than 5% per year) in the committee’s discretion. Mr. Kirkland was eligible to receive an annual bonus of up to 100% of his base salary, with the actual amount of the annual bonus being determined by the Compensation Committee based on the achievement of personal and/or corporate performance goals specified by the committee. Mr. Kirkland was also entitled to a monthly automobile allowance and supplemental life insurance that would pay a benefit of $500,000 upon his death.
      If Mr. Kirkland is terminated by the Company without cause or if he resigns his employment for specified reasons, then subject to his execution of a release, he will be entitled to monthly severance payments equal to 1/12th his annual salary for 24 months, as well as continued health benefits and use of his office space until the earlier of attainment of age 72 or death.
      Mr. Kirkland remains subject to non-competition and non-solicitation covenants during his employment and for a period of three years following any cessation of his employment.

Reynolds C. Faulkner
      We have entered into an Employment Agreement with Mr. Faulkner, the term of which will expire by virtue of his resignation from the Company effective April 30, 2006. The agreement provided for automatic successive one-year extensions unless notice of non-renewal were provided by either party, and the Company gave notice of non-renewal in February 2006, with expiration of the agreement scheduled to occur on June 1, 2006. Mr. Faulkner subsequently resigned effective April 30, 2006. The terms of his Employment Agreement are summarized below.
      During his employment, Mr. Faulkner’s base salary was required to be reviewed annually by the Compensation Committee and may be increased from time to time (but not less than 5% per year) in the committee’s discretion. Mr. Faulkner was eligible to receive an annual bonus of up to 100% of his base salary. The actual amount of the annual bonus will determined by the Compensation Committee based on the achievement of personal and/or corporate performance goals specified each year by the committee. Mr. Faulkner was also entitled to a monthly automobile allowance and supplemental life insurance that would pay a benefit of $500,000 upon his death.
      The Employment Agreement provided that in the event Mr. Faulkner was terminated by the Company without cause and/or if he had resigned his employment for specified reasons, then subject to his execution of a release, he would have been entitled to monthly severance payments equal to 1/12th of his annual salary for 18 months, as well as continued health benefits for 18 months. Mr. Faulkner is not entitled to any of these severance benefits following his resignation.
      Mr. Faulkner remains subject to non-competition and non-solicitation covenants for a period of three years following his resignation.

Dwayne F. Cochran
      We have entered into an Employment Agreement with Mr. Cochran in October 2004. The terms of that agreement are summarized below.
      Mr. Cochran’s initial base salary is $300,000 and is required to be reviewed annually by the Compensation Committee and may be increased from time to time in the committee’s discretion. Mr. Cochran is eligible to receive an annual bonus, the amount of which will determined by the Compensation Committee.
      Mr. Cochran received an initial signing bonus of $73,460, and on the first anniversary of his employment he received an additional signing bonus of approximately $35,000. In connection with the commencement of his employment, Mr. Cochran received an incentive stock option to purchase 100,000 shares of our common stock. The option will vest over a three-year period and has an exercise price of $8.84. Mr. Cochran is also entitled to receive an additional incentive stock option with respect to no fewer than 25,000 shares of our common stock in 2006.
      Mr. Cochran is entitled to a monthly automobile allowance or use of a company car, supplemental life insurance commensurate with that provided to other senior executives and relocation expenses.
      If Mr. Cochran is terminated by the Company without cause or resigns his employment for specified reasons, he will be entitled to 12 months of severance benefits consisting of the continuation of his health insurance benefits and regular cash installments in an annual amount equal to the average of his annual cash compensation for the prior three years. The Company may extend these benefits for an additional 12 months. If Mr. Cochran resigns not for specified reasons, the Company has the option to pay Mr. Cochran severance payments and continued health benefits for up to 24 months after his employment terminates.
      Mr. Cochran is subject to non-competition and non-solicitation covenants during his employment by us and during any period we make severance payments to him.

Jack E. Lewis
      In connection with the appointment of Jack Lewis as Chief Executive Officer and President of Kirkland’s, on May 16, 2005, we entered into an Employment Agreement with Mr. Lewis, effective as of May 31, 2005. Mr. Lewis’ employment with us was subsequently terminated on February 8, 2006. The terms of his employment agreement are summarized below.
      The agreement provided for an annual base salary of $375,000, and Mr. Lewis’ target annual bonus opportunity would be $375,000, with $250,000 of such annual bonus guaranteed in his first year of employment. Mr. Lewis was also entitled to a grant of an option upon commencement of his employment to purchase 200,000 shares of the Company’s common stock and a grant of an option in 2006 to purchase 100,000 shares of the Company’s common stock. Both options would have vested over four years (based on Mr. Lewis’ continued employment with the Company following the applicable grant date) and would have an exercise price equal to the fair market value of the Company’s common stock on the applicable grant date.
      In the event that Mr. Lewis’ employment were terminated without cause or if he resigned for “good reason” (as defined in the agreement), he would have been entitled to severance benefits consisting of the continuation of his health insurance benefit for a period of one year and an amount equal to his average annual cash compensation for the prior three years, payable over a period of one year. These severance rights were conditioned on Mr. Lewis’ execution of a release of claims against the Company and its affiliates.
      Mr. Lewis is subject to confidentiality, non-competition and non-solicitation covenants. The confidentiality covenants survive the termination of the agreement or Mr. Lewis’ employment by the Company. The non-competition and non-solicitation covenants continue for the duration of Mr. Lewis’ employment by the Company and for a period of one year after the end of the term of the agreement. The agreement further provides that the Company may extend the foregoing restriction period for up to two additional years. If we exercise our right to extend the restriction period, then, for the duration of that extension, Mr. Lewis will receive severance payments (in addition to any severance payments described in the preceding paragraph) at an annual rate equal to his average annual cash compensation for the three final years of his employment, offset by any compensation that he earns for services performed for a third party during that extension period. Again, these additional payments were conditioned on Mr. Lewis’ execution of a release of claims against the Company and its affiliates.
      On February 17, 2006, we entered into a Release and Non-Disparagement Agreement with Mr. Lewis, pursuant to which Mr. Lewis resigned as a director of the Company effective February 17, 2006. Under the agreement, we agreed to provide Mr. Lewis with (a) a lump sum payment of $250,000 bonus guaranteed under his employment agreement; (b) a lump sum severance payment of $375,000 in accordance with his employment agreement; (c) an eight-month waiver of that portion of the applicable premium otherwise payable by Mr. Lewis for healthcare continuation coverage equal to the amount contributed by the Company toward the cost of group health insurance for Mr. Lewis and his eligible dependents immediately prior to the cessation of his employment; and (d) a reduction of Mr. Lewis’ non-competition period to eight months. In consideration for the foregoing, Mr. Lewis released and waived any claims he might have against us. The agreement became irrevocable on February 24, 2006, seven days following its execution by Mr. Lewis.
VII. RELATED PARTY TRANSACTIONS
Indebtedness of Management
      In May 2002, we loaned $217,000 to Reynolds C. Faulkner, our then Executive Vice President and Chief Financial Officer. Interest on the note accrued at the rate of 4.75% per year and was payable over the term of the note. The note matured in May 2005 and was due and payable in full at that time. The loan was collateralized by marketable securities having a value of no less than the original principal amount of the loan together with 125,526 shares of Common Stock owned by Mr. Faulkner. The security agreement between Mr. Faulkner and us required Mr. Faulkner to supply additional collateral at any time the value of existing collateral fell below 125% of the then principal amount of the loan. In addition, in accordance with the requirements of the note, in April 2003 we advanced an additional $381,401 of principal to Mr. Faulkner subject to the same interest rate and principal repayment terms as the original principal amount. Our Board of Directors and our Audit Committee approved the loan. On April 29, 2005, the loan was repaid in full.
Charter of Airplanes
      We rent aircraft for business travel from a company owned by Carl Kirkland, Chairman Emeritus of our Board of Directors. We spent approximately $23,000 for the rental of aircraft from this company in fiscal 2005. Management considers the terms of these aircraft rentals to be at arms length and reasonably equivalent to terms we could have obtained through negotiations with an unaffiliated third party.
Real Estate Lease
      In March 2004, Kirkland’s Stores, Inc. entered into a lease for 11,700 square feet of retail real estate located in the Columns development in Jackson, Tennessee. The property is owned by Westside Venture, a joint venture in which Carl Kirkland, Chairman Emeritus, and Robert Alderson, our Chairman of our Board of Directors and former Chief Executive Officer and President, hold minority equity positions. The term of the lease commenced in May 2004 and continues for an initial period of 5 years, with two 5-year renewal options. The lease provides for minimum rental payments of $12,000 per month. The lease also provides for the payment of customary additional charges, including taxes and insurance. In fiscal 2005, the Company paid total rent and ancillary charges under the lease of approximately $175,000. This lease has been reviewed and approved by our Board and Audit Committee. Management considers the terms of this lease to be at arms length and reasonably equivalent to terms we could have obtained through negotiations with an unaffiliated third party.
VIII. OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”), to file initial reports of ownership and reports of change of ownership with the SEC. Reporting Persons are additionally required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of copies of reports furnished to us during fiscal 2005, all Reporting Persons were in compliance.
AUDIT COMMITTEE REPORT
      The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we incorporate such Report by specific reference.
      The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with PricewaterhouseCoopers LLP (“PwC”), our independent public accountants, the matters required to be discussed by the Statement on Auditing Standards No. 61; and

•	Received the written disclosures and the letter from PwC as required by Independence Standards Board Standard No. 1, and has discussed its independence with PwC.
      In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended January 28, 2006.
The Audit Committee
R. Wilson Orr, III, Chairman
Ralph T. Parks
Murray M. Spain
Auditors
      On April 24, 2006, the Company dismissed PwC as its independent registered public accounting firm. The decision to dismiss PwC as the Company’s independent accountants was approved by the Audit Committee of the Board of Directors on April 24, 2006.
      The reports of PwC on our financial statements contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with the audits of the Company’s financial statements for the fiscal years ended January 29, 2005 and January 28, 2006 and through April 24, 2006, there were (a) no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in their reports on the financial statements for such years, and (b) no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)). We have requested that PwC furnish us with a letter addressed to

the SEC stating whether or not PwC agrees with the above statements. A copy of such letter dated April [     ], 2006 from PwC is filed as Exhibit 16.1 to our Form 8-K filed on April [     ], 2006.
      On April 24, 2006, the Audit Committee of the Board of Directors engaged Ernst & Young LLP (“E&Y”) as our new independent registered public accounting firm for fiscal 2006. Neither the Company nor anyone on behalf of the Company consulted with E&Y during the fiscal years ended January 29, 2005 and January 28, 2006 and through April 24, 2006, on any matter which was the subject of any disagreement or any reportable event as defined in Regulation S-K Item 304(a)(1)(iv) and Regulation S-K Item 304(a)(1)(v), respectively, or on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.
      A representative of E&Y is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement if he or she desire to do so, and will be available to respond to appropriate questions.
Audit Fees
      The aggregate fees billed for services rendered by our independent public accountants, PwC, during fiscal 2005 and fiscal 2004, were as follows:

	Fiscal 2005	Fiscal 2004

Audit Fees(1):	$795,954	$616,387
Audit-Related Fees(2):	$49,600	$4,104
Tax Fees(3):	$128,179	$122,100
All Other Fees(4):	$1,500	$1,500

TOTAL	$975,233	$744,091

(1)	Audit Fees consist of fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, and the audit of management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. Audit Fees also include fees billed for professional services rendered for consultation on SEC registration statements and filings and the issuance of consents.

(2)	Audit-Related Fees consist of fees billed for professional services rendered for audit-related services including consultation on financial accounting and reporting related matters.

(3)	Tax Fees consists of fees billed for professional services relating to tax compliance and other tax advice.

(4)	All Other Fees consist of fees billed for all other services.
Pre-Approval Policy
      The Audit Committee’s pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

General
      Under the terms of its pre-approval policy, the Audit Committee is required to pre-approve audit and non-audit services to be performed by the Company’s independent public accountants in order to assure that the provision of such services does not impair the independent public accountants’ independence. Unless a type of service to be provided by the independent public accountants has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels requires specific pre-approval by the Audit Committee.
      The Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson and may in the future delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit Services
      The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee approves, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant general pre-approval for other audit services, which are those services that only the independent public accountants reasonably can provide.

Audit-Related Services
      Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent public accountants. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor.

Tax Services
      The Audit Committee believes that the independent public accountants can provide tax services to the Company, such as tax compliance, tax planning and tax advice without impairing the independence of such independent public accountants. However, the Audit Committee will not permit the retention of the independent public accountants in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

All Other Services
      Any services to be performed by the independent public accountants not classified in any of the aforementioned categories must be specifically pre-approved by the Audit Committee.

Pre-Approval Fee Levels
      Pre-approval fee levels for all services to be provided by the independent public accountants are established annually by the Audit Committee. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee.
Shareholder Proposals for the 2007 Annual Meeting
      Shareholders may nominate director candidates and make proposals to be considered at the 2007 Annual Meeting. In accordance with our bylaws, any shareholder nominations of one or more candidates for election as directors at the 2007 Annual Meeting or any other proposal for consideration at the 2007 Annual Meeting must be received by us at the address set forth below, together with certain information specified in our bylaws, between March 7, 2007 and April 6, 2007.
      In addition to being able to present proposals for consideration at the 2006 Annual Meeting, shareholders may also be able to have their proposals included in our proxy statement and form of proxy for the 2007 Annual Meeting. In order to have a shareholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than January 4, 2007, and the shareholder must otherwise comply with applicable SEC requirements and our bylaws. If the shareholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the shareholder need not comply with the notice requirements described in the preceding paragraph.

      The form of proxy issued with our 2007 proxy statement will confer discretionary authority to vote for or against any proposal made by a shareholder at our 2007 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority may not be exercised if the shareholder proponent has given to our Secretary notice of such proposal between March 7, 2007 and April 6, 2007 and certain other conditions provided for in the SEC’s rules have been satisfied.
      A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Kirkland’s, and all notices and nominations referred to above must be sent to the Secretary of Kirkland’s, at the following address: Kirkland’s, Inc., 805 N. Parkway, Jackson, TN 38305, Attention: Lowell E. Pugh, II, Vice President, General Counsel and Secretary.
Expenses Relating to this Proxy Solicitation
      We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our stock and obtaining the proxies of those owners. We regularly retain the services of Corporate Communications, Inc. to assist with our investor relations and other shareholder communications issues. Corporate Communications, Inc. will assist in the solicitation of proxies and will not receive any additional compensation for these services. Corporate Communications, Inc. may solicit proxies by telephone, facsimile, other forms of electronic transmission and by mail. We will reimburse the firms’s expenses in connection with the solicitation. In addition, proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, facsimile, electronic transmission and by mail. None of these persons will receive any extra compensation for doing this.

Lowell E. Pugh, II
Vice President,
General Counsel and Secretary

APPENDIX A
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER OF THE
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OF
KIRKLAND’S, INC.
ARTICLE I
PURPOSE
      The primary purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Kirkland’s, Inc. (the “Company”) in undertaking and fulfilling its oversight responsibilities in connection with: (a) reviewing the financial reports and other financial information prepared by the Company for submission to any governmental or regulatory body or the public and monitoring the integrity of such financial reports; (b) reviewing the Company’s systems of internal controls established for finance, accounting, legal compliance and ethics; (c) reviewing the Company’s accounting and financial reporting processes generally and the audits of the financial statements of the Company; (d) monitoring compliance with legal regulatory requirements; (e) monitoring the independence and performance of the Company’s independent public accountants; and (f) providing effective communication between the Board, senior and financial management and the Company’s independent public accountants.
      In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full power and all necessary resources to retain special legal, accounting or other consultants to advise the Committee.
ARTICLE II
MEMBERSHIP AND TERM
      A. MEMBERSHIP. The Committee shall be comprised of at least three members of the Board. Committee members shall meet the independence requirements of the Nasdaq Stock Market, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (“Commission”). Accordingly,

1. Each member of the Committee must be an independent, non-executive director free from any relationship that, in the judgment of the Board, may interfere with the exercise of the member’s independence;

2. Each member of the Committee must not receive any payments from the Company other than in such member’s capacity as a director;

3. Each member of the Committee must be financially literate[1];

4. Each member must not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the previous three years; and

5. At least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in such individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     1The term “financial literacy” means that a member of the Committee must have the ability to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The term “financial literacy” does not mean that a member must have a chief financial officer’s or accounting practitioner’s understanding of generally accepted accounting principles, consistently applied, as adopted in the United States of America by the Financial Accounting Standards Board (“GAAP”).

      B. TERM. The members of the Committee shall be appointed for a one year term by the Board at its annual meeting. Any vacancy occurring in the Committee shall be filled by the Board. Any such Committee member so elected shall hold office for a term expiring at the Board’s next annual meeting. Unless a Chairman of the Committee is designated by the Board, the members of the Committee will elect a Chairman by formal vote of the Committee’s full membership.
ARTICLE III
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
      The Company’s independent public accountants shall be accountable to the Committee, and the Committee shall have ultimate authority to select, evaluate and replace the Company’s independent public accountants. The Committee will ascertain that the independent public accountants will be available to the full Board at least annually (and more frequently if deemed appropriate by the Committee) to provide the Board with a timely analysis of significant financial reporting issues. The Committee will not engage the independent public accountants to perform any services set forth on Section 10(A)(g) of the Exchange Act.
ARTICLE IV
MEETINGS
      The Committee shall meet at such times and from time to time as it deems to be appropriate, but not less than quarterly. Meetings of the Committee may be held upon the call of any Committee member by mailing a written notice stating the day, hour and geographic location, if any, of such meeting, to each Committee member at his or her last known post office address, by causing the same to be delivered personally or by transmitting such notice by telegram, overnight courier service, telephone or e-mail, to each Committee member, in any case, at least two days before the meeting. Notice may be waived in writing before or after the time of such meeting, and attendance of a Committee member at a meeting shall constitute a waiver of notice thereof. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in the notice of such meeting. Members of the Committee may attend a meeting by telephone conference.
      The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent public accountants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Minutes of each meeting of the Committee shall be reduced to writing. Except as otherwise provided by statute or this Charter, a majority of the incumbent members of the Committee shall be required to constitute a quorum for the transaction of business at any meeting, and the act of a majority of the Committee members present and voting at any meeting at which a quorum is present shall be the act of the Committee. The Committee shall report to the Board at the first Board meeting following each such Committee meeting. The Committee may also act by unanimous written consent without a meeting. As part of its job to foster open communication, the Committee should meet, whenever deemed appropriate by the Committee, with management and the independent public accountants in separate sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee should meet with the independent public accountants and management quarterly to review the Company’s financial statements and related materials as described below.

ARTICLE V
RESPONSIBILITIES
      The following functions are the common recurring activities of the Committee in carrying out its oversight role. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

1. Review and reassess the adequacy of this Committee and its Charter not less than annually and recommend any proposed changes to the Board for consideration and approval.

2. Hold such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Committee or at the request of the independent public accountants or management.

3. Review with management and the independent public accountants the audited financial statements and related footnotes, and the clarity of the disclosures in the financial statements, to be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Stockholders if distributed prior to the filing of Form 10-K) prior to the filing of the Form 10-K (and, to the extent practicable, prior to the annual earnings release), including a review of major issues regarding accounting and auditing principles and practices and any related party transactions as well as the adequacy of internal controls that could significantly affect the Company’s financial statements, and review and consider with the independent public accountants the matters required to be discussed by Statement on Auditing Standards (“SAS”) 61.

4. Review with management and the independent public accountants their judgments about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity and transparency of the disclosures in the financial statements.

5. Prepare the report required by the rules of the Securities and Exchange Commission regarding the Committee, to be included in the Company’s annual proxy statement. The Committee will include a statement within such report on whether the Committee has recommended that the financial statements be included in the Form 10-K. The Committee should also ensure that a copy of the Committee’s Charter is included within the Company’s proxy statement at least once every three years.

6. Discuss with the independent public accountants and management whether the Company’s quarterly financial statement as well as significant events, transactions and changes in accounting estimates were considered by the independent public accountants (after performing their required quarterly review) to have affected the quality of the Company’s financial reporting. Such review will occur prior to the Company’s filing of the Form 10-Q and, to the extent practicable, prior to the quarterly earnings release.

7. Review the Company’s disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q or other pertinent form, as applicable.

8. Review the Company’s earnings press releases, including the use of “pro-forma” or “adjusted” non-GAAP information (subject to compliance with law and applicable Commission rules, including Regulation G), as well as other publicly disclosed financial information and earnings guidance, and discuss any of the foregoing with management to the extent desired by any member of the Committee. Such discussion may be general in nature (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

9. Meet periodically with management and the independent public accountants to review the Company’s major financial risk exposures and the steps taken to monitor and control such exposures.

10. Discuss with management and the independent public accountants the effect of regulatory and accounting initiatives, including pronouncements by the Financial Accounting Standards Board,

the Securities and Exchange Commission and other agencies or bodies, on the Company’s financial statements.

11. Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer, or the Company’s disclosure committee or any member thereof, during their certification process for the Form 10-K or Form 10-Q, as appropriate, about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

12. Review any relevant financial reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent public accountants.

13. Review and discuss quarterly reports from the independent public accountants regarding:

a. all critical accounting policies and practices to be used;

b. all alternative disclosures and treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent public accountant; and

c. other material written communications between the independent public accountant and management, such as any management letter or schedule of unadjusted differences.

14. Obtain from the independent public accountants their recommendation regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and the correction of controls deemed to be deficient. After the completion of the audit, the Committee shall review with the independent public accountants any problems or difficulties the independent public accountants may have encountered.

15. Receive a formal written statement from the independent public accountants regarding relationships between the independent public accountants and the Company, consistent with Independence Standards Board Standard Number 1. The Committee shall also discuss with the independent public accountants any such disclosed relationships and their impact on the independent public accountant’s objectivity and independence. The Committee shall take appropriate action to ensure the continuing objectivity and independence of the independent public accountants.

16. The Committee shall have the sole authority to appoint or replace the independent public accountant (subject, if applicable, to stockholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the independent public accountant (including resolution of disagreements between management and the independent public accountant regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent public accountant shall report directly to the Committee.

17. The Committee shall pre-approve all auditing services and permitted non-audit services (including the fees for such services and terms thereof) to be performed for the Company by its independent public accountant in one of two methods. Under the first method, the engagement to render the services would be entered into pursuant to pre-approval policies and procedures established by the Committee, provided (i) the policies and procedures are detailed as to the services to be performed, (ii) the Committee is informed of each service, and (iii) such policies and procedures do not include delegation of the Committee’s responsibilities under the Securities Exchange Act of 1934 to the Company’s management. Under the second method, the engagement to render the services would be presented to and pre-approved by the Committee (subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Committee prior to the completion of the audit). The Chairman of the Committee will have the authority to grant pre-approvals of audit and permissible non-audit services by the independent public accountants, provided that all pre-approvals by the Chairman must be presented to the full Committee at its next scheduled meeting. The Company will provide for appropriate funding as determined by the Committee, for payment of compensation to the independent public accountants and to any consultants, experts or advisors engaged by the Committee.

18. Adopt procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

19. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure the continuing independence of the Company’s independent public accountants, it is appropriate to adopt a policy of rotating the independent public accountants itself on a regular basis.

20. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent public accountant who participated in any capacity in the audit of the Company.

21. Review with the Company’s general counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

22. Periodically review, and make any appropriate recommendations to the Board concerning updates or changes to, the Company’s Code of Business Conduct and Ethics, and ensure that management has established a system to enforce this Code. Review the procedures established by the Company that monitor the compliance by the Company with the Code by directors, officers and employees, and compliance with its loan and indenture covenants and restrictions.

23. Review and approve any transactions between the Company and related parties.

24. Conduct or authorize investigation into any matters within the Committee’s scope of responsibilities with full access to all books, records, facilities and personnel of the company and direct access to the independent public accountants. The Committee has the ability to retain, at the Committee’s request, special legal, accounting or other consultants, experts or advisors it deems necessary in the performance of its duties.

25. Consider such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the audit of the Company, as the Committee may, in its discretion, determine to be advisable.

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with the generally accepted accounting principles. This is the responsibility of management and the independent public accountants.
      The Committee recognizes that the Company’s management is responsible for preparing the Company’s financial statements, and the independent public accountants are responsible for auditing or reviewing those financial statements in compliance with applicable law. The Committee also recognizes that management of the Company and the independent public accountants have more time, knowledge and more detailed information on the Company than do Committee members. Consequently, in carrying out its oversight responsibility, the Committee will not provide any special assurances as to the Company’s financial statements or any professional certification as to the independent public accountants’ work. In addition, it is not the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent public accountants, or to assure compliance with laws and regulations.

PRELIMINARY COPIES, DATED APRIL 24, 2006
KIRKLAND’S, INC.
Proxy Solicited On Behalf Of The Board Of Directors
     The undersigned, revoking all previous proxies, hereby appoints Robert E. Alderson and Lowell E. Pugh, II and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Shareholders of Kirkland’s, Inc. to be held on June 5, 2006, and at any adjournment or postponement thereof.

1.	Election of Directors:

☐	FOR the nominees below	☐	WITHHOLD AUTHORITY to vote for the nominees listed below
    Nominees: For a three-year term expiring at the 2009 Annual Meeting: Steven J. Collins, R. Wilson Orr, III and Gabriel Gomez
    (Instruction: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) on the line below.)

Please date and sign our Proxy on the reverse side and return it promptly.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Signature of Shareholder

Signature of Shareholder

Date:

NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.